EXHIBIT INDEX

(h)(13) Fee Waiver Agreement between American Express Financial Corporation, American Express Client Service Corporation and AXP Emerging Markets Fund, dated Nov. 1, 2003.

(h)(14) Fee Waiver Agreement between American Express Financial Corporation, American Express Client Service Corporation and AXP Global Technology Fund, dated Nov. 1, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.